EXHIBIT 5




                               EURO 1,000,000,000

                                CREDIT AGREEMENT



                                       FOR


                                 PIRELLI S.P.A.


                                   PROVIDED BY


                                 CITIBANK, N.A.


                                   ARRANGED BY


                     SALOMON BROTHERS INTERNATIONAL LIMITED







NY2:\1076790\01\N2%%01!.DOC\67793.0001
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                                      INDEX


CLAUSE           HEADING
------           -------

1.               INTERPRETATION
2.               THE FACILITY
3.               PURPOSE
4.               CONDITIONS PRECEDENT
5.               UTILISATION OF THE FACILITY
6.               INTEREST
7.               MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES
8.               REPAYMENT
9.               CANCELLATION
10.              TAXES
11.              TAX RECEIPTS
12.              INCREASED COSTS
13.              ILLEGALITY
14.              REPRESENTATIONS
15.              FINANCIAL INFORMATION
16.              [INTENTIONALLY LEFT BLANK]
17.              COVENANTS
18.              EVENTS OF DEFAULT
19.              DEFAULT INTEREST AND INDEMNITY
20.              CURRENCY OF ACCOUNT AND PAYMENT
21.              PAYMENTS
22.              [INTENTIONALLY LEFT BANK]
23.              FEES
24.              COSTS AND EXPENSES
25.              BENEFIT OF AGREEMENT
26.              ASSIGNMENTS
27.              DISCLOSURE OF INFORMATION
28.              CALCULATION AND EVIDENCE OF DEBT
29.              ROLE OF THE ARRANGER
30.              REMEDIES AND WAIVERS
31.              PARTIAL INVALIDITY
32.              NOTICES
33.              EUROPEAN MONETARY UNION


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34.              LANGUAGE
35.              GOVERNING LAW
36.              ENFORCEMENT
37.              COUNTERPARTS













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THIS AGREEMENT is made this 9th day of August, 2001

BY

(1) PIRELLI S.P.A. incorporated under the laws of Italy registered with the Companies' Registrar of Milan No. 00886890151 and having its registered address at Viale Sarca, 222, 20126 Milano, Italy (the "BORROWER");

(2)      CITIBANK, N.A. (MILAN BRANCH) (the "BANK"); and

(3)      SALOMON BROTHERS INTERNATIONAL LIMITED (the "ARRANGER").


NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

         1.1      In this Agreement:

                  "ADVANCE" means, save as otherwise provided herein, an advance made or to be made by the Bank hereunder;

                  "AMOUNT" means, in relation to any Advance, the amount thereof requested in the Notice of Drawdown relating thereto;

                  "AVAILABLE FACILITY" means, at any time and save as otherwise provided herein, the Bank's Commitment at such time less the aggregate amount of the Advances which are then outstanding and not due for repayment;

                  "COMMITMENT" means, in relation to the Bank at any time and save as otherwise provided herein euro 1,000,000,000;

                  "COMMITMENT PERIOD" means the period commencing on the date of this Agreement and ending on the date falling 364 days after the date of this Agreement;

                  "EURIBOR" means, in relation to any Advance or unpaid sum, the rate per annum at which the Bank was offering to prime banks in the European Interbank Market deposits in the currency in which such Advance or unpaid sum is to be denominated and for the specified period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period and, for the purposes of this definition, "SPECIFIED PERIOD" means the Term of such Advance or, as the case may be, the period in respect of which EURIBOR falls to be determined in relation to such unpaid sum;

                  "EURO" has the meaning given to it in Clause 33;

                  "EVENT OF DEFAULT" means, any of those events specified in Clause 18.1;

                  "FACILITY" means the credit facility granted to the Borrower pursuant to this Agreement;

                  "FACILITY OFFICE" means the office identified with the Bank's signature below or such other office as it may from time to time notify to the Borrower;

                  "GROUP" means, the Borrower and each of its subsidiaries for the time being;

                  "MARGIN" means 0.20 per cent per annum;


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                  "MATERIAL MEMBER OF THE GROUP" means the Borrower and any
                  subsidiary of the Borrower other than NewCo (except in relation to (d) below) whose gross assets (excluding intra-Group items) then equal or exceed 5 per cent. of the gross assets of the Group. For this purpose:

                  (a) the gross assets of a subsidiary of the Borrower will be determined from its financial statements (unconsolidated if it has subsidiaries) upon which the latest audited financial statements of the Group have been based;

                  (b) if a subsidiary of the Borrower becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets of that subsidiary will be determined from its latest financial statements;

                  (c) the gross assets of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets of any company or business subsequently acquired or disposed of; and

                  (d) if a Material Member of the Group disposes of all or substantially all of its assets to another subsidiary of the Borrower, it will immediately cease to be a Material Member of the Group and the other subsidiary (including for these purposes NewCo) will immediately become a Material Member of the Group (if it is not already); the subsequent financial statements of those subsidiaries and the Group will be used to determine whether those subsidiaries are Material Members of the Group or not.

                  If there is a dispute as to whether or not a company is a Material Member of the Group, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.

                  "NEWCO" means the acquisition vehicle used for the Olivetti Acquisition;

                  "NEWCO FACILITY" means the proposed new facility to be made available to NewCo for the purposes of providing finance for the Olivetti Acquisition;

                  "NOTICE OF DRAWDOWN" means a notice substantially in the form set out in the Second Schedule;

                  "OLIVETTI ACQUISITION" has the meaning given to it in Clause
                  3;

                  "ORIGINAL CONSOLIDATED FINANCIAL STATEMENTS" means, the audited consolidated financial statements of the Group for its financial year ended 31st December, 2000;

                  "PERMITTED ENCUMBRANCE" means:

                  (i) any encumbrance over assets acquired after the date hereof granted in favour of a national export credit institution or other like governmental or international agency;

                  (ii) any encumbrance arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings being contested by the Borrower in good faith;

                  (iii) any encumbrance arising solely by operation of law in the ordinary course of trade or contained in any contract for the purchase or sale of goods or services entered into in the ordinary course of the trade of the company creating the same;

                  (iv) any encumbrance over assets of NewCo or its subsidiaries securing indebtedness under the NewCo Facility;


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                  (v)      any encumbrance in existence on the date hereof,
                           provided the amount secured thereby is not subsequently increased; and

                  (vi) other encumbrances securing an aggregate principal amount of not more than euro 500,000,000.

                  "POTENTIAL EVENT OF DEFAULT" means, any event which with the expiry of a grace period or the giving of a notice (in each case as specified in Clause 18) would be an Event of Default;

                  "QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the European Interbank Market for deposits in euro on the first day of that period Provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

                  "REPAYMENT DATE" means, in relation to any Advance, the last day of the Term thereof;

                  "TERM" means, in relation to any Advance, save as otherwise provided herein, the period for which such Advance is borrowed as specified in the Notice of Drawdown relating thereto;

                  "TERMINATION DATE" means the date falling 364 days after the date of this Agreement;

                  "TRANSFER CERTIFICATE" means a certificate substantially in the form of the Third Schedule; and

                  "TRANSFER DATE" means the date specified in a Transfer Certificate upon which the transfer of rights and obligations constituted thereby is to become effective;

                  "TRANSFEREE" means any person to whom the Bank assigns or otherwise transfers all or any of its rights and obligations under this agreement in accordance with Clause 26;

                  "VAT" means value added tax or any similar tax.

         1.2      Any reference in this Agreement to:

                  the "BANK" shall be construed so as to include its and any subsequent successors, transferees and assigns in accordance with their respective interest;

                  a "BUSINESS DAY" shall be construed as a reference to a day (other than a Saturday, Sunday or bank holiday) on which banks are generally open for business (a) in London and Milan, and
                  (b) in relation to payment of an Advance in euros, London and a day on which the Trans-European Automated Real-time Cross Settlement Express Transfer System (TARGET) is operating;

                  a "CLAUSE" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

                  an "ENCUMBRANCE" shall be construed as a reference to a mortgage, charge, pledge, lien, hypothecation or other security interest securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

                  the "EQUIVALENT" on any given date in one currency (the "FIRST CURRENCY") of an amount denominated in another currency (the "SECOND CURRENCY") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the


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                  Bank at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

                  a "HOLDING COMPANY" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

                  "INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

                  "INDEBTEDNESS FOR BORROWED MONEY" shall be construed so as to include any indebtedness of any person for or in respect of:-

                  (i) money borrowed or raised and premiums (if any) and capitalised interest in respect thereof;

                  (ii) the principal and premiums (if any) and capitalised interest in respect of any debenture, bond, note, loan stock or similar instrument;

                  (iii) liabilities in respect of any letter of credit, acceptance credit, bill discounting or note purchase facility and any receivables purchase, factoring or discounting arrangement (whether or not with recourse to any member of the Group);

                  (iv) rental or hire payments under leases or hire purchase agreements (whether in respect of land, machinery equipment or otherwise) entered into primarily for the purpose of raising finance;

                  (v) the deferred purchase price of assets or services in respect of transactions which have the commercial effect of borrowing or which otherwise finance its or any of its subsidiaries, operations or capital requirements (except any such arrangement entered into in the ordinary and usual course of trading and having a term not exceeding 90 days from the date on which the liability was originally incurred);

                  (vi) liabilities in respect of any foreign exchange agreement, currency or interest purchase or swap transactions or similar arrangements;

                  (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital in respect of transactions which have the commercial effect of borrowing or which otherwise finance its or any of its subsidiaries, operations or capital requirements;

                  (viii) any other transactions having the commercial effect of borrowing entered into by any person to finance its operations or capital requirements; and

                  (ix) all indebtedness for borrowed money of other persons referred to in paragraphs (i) to (viii) above guaranteed directly or indirectly in any manner by such person, or having the commercial effect of being guaranteed directly or indirectly by such person by virtue of an agreement (a) to pay or purchase such indebtedness for borrowed money or to advance or supply funds for the payment or purchase of such indebtedness for borrowed money, (b) to purchase or lease (as lessee) property, or to purchase services, primarily for the purpose of enabling the debtor to make payment of such indebtedness for borrowed money,
                           (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure any person to whom


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                           indebtedness for borrowed money is owed against loss
                           with respect thereto;

                  a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and reference to "MONTHS" shall be construed accordingly);

                  a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

                  a "SCHEDULE" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

                  a "SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation:

                  (i) which is controlled, directly or indirectly, by the first-mentioned company or corporation; or

                  (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

                  (iii) which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

                  and for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

                  "TAX" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

                  "VAT" shall be construed as a reference to valued added tax including any similar tax which may be imposed in place thereof from time to time; and

                  the "WINDING-UP", "DISSOLUTION" or "ADMINISTRATION" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings or proceedings with a similar or analogous effect under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

         1.3 Save where the contrary is indicated, any reference in this Agreement to:

                  (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;


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                  (ii)     a statute shall be construed as a reference to such
                           statute as the same may have been, or may from time to time be, amended or re-enacted; and

                  (iii) a time of day shall be construed as a reference to London time.

         1.4      Clause and Schedule headings are for ease of reference only.

2.       THE FACILITY

         The Bank grants to the Borrower through the Facility Office, upon the terms and subject to the conditions hereof, a euro credit facility in an aggregate amount of the Commitment.

3.       PURPOSE

         3.1 The Facility is intended for the purposes of supporting the Group's commercial paper programmes and the general corporate purposes of the Group (but not including acquisitions other than the direct or indirect acquisition of a less than 30% interest in Olivetti S.p.A. under the transaction announced on 28th July, 2001 (the "Olivetti Acquisition")) and, accordingly, the Borrower shall apply all amounts raised by it hereunder in or towards those purposes only.

         3.2 Without prejudice to the obligations of the Borrower under Clause 3.1, the Bank shall not be obliged to concern itself with the application of amounts raised by the Borrower hereunder.

4.       CONDITIONS PRECEDENT

         Save as the Bank may otherwise agree, the Borrower may not deliver any Notice of Drawdown hereunder unless the Bank has confirmed to the Borrower that it has received all of the documents listed in the First Schedule and that each is, in form and substance, satisfactory to the Bank. The Bank will give this confirmation promptly after receiving such documents in form and substance satisfactory to it.

5.       UTILISATION OF THE FACILITY

         5.1 Save as otherwise provided herein, the Borrower may from time to time request the making of an Advance under the Facility by the delivery to the Bank, not later than 11.00 a.m. on the business day before the Quotation Date for the proposed Advance, of a duly completed Notice of Drawdown.

         5.2 Each Notice of Drawdown delivered to the Bank pursuant to Clause 5.1 shall be irrevocable and shall specify:

                  (i) the proposed date for the making of the Advance requested, which shall be any business day falling before the Termination Date;

                  (ii) the amount of the Advance requested, which shall be an amount or integral multiple of euro 10,000,000 which shall not exceed the Availability Facility;

                  (iii) the proposed Term of the Advance requested, which shall be a period of one, three or six months or such other period as the Bank (in its absolute discretion) may agree, provided that the Repayment Date shall be no later than the Termination Date; and

                  (iv) the account to which the proceeds of the proposed drawdown are to be paid.

         5.3 If the Borrower requests an Advance in accordance with the preceding provisions of this Clause 5 and, on the proposed date for the making of such Advance:


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                  (i)      the event mentioned in Clause 7 shall not have
                           occurred;

                  (ii) the Amount of such Advance does not exceed the Available Facility;

                  (iii)    either:

                           (a)(1)   no Event of Default or Potential Event
                                    of Default has occurred and is continuing;
                                    and

                           (2) the representations set out in Clause 14 are true on and as of the proposed date for the making of such Advance; or

                           (b) the Bank agrees (notwithstanding any matter mentioned at (1) or (2) above to make such Advance,

                  then, save as otherwise provided herein, such Advance will be made in accordance with the provisions hereof.

6.       INTEREST

         6.1 On the Repayment Date relating to each Advance the Borrower shall pay accrued interest on that Advance.

         6.2 The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the Margin and EURIBOR on the Quotation Date therefor.

7.       MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

         If, at or about 11.00 a.m. on the Quotation Date for the Term in respect of an Advance the Bank was, by reason of circumstances affecting the European Interbank Market, not offering to prime banks in the European Interbank Market deposits in euro for the proposed duration of such Term, then, notwithstanding the provisions of Clause 6:

         (i)      the Bank shall notify the Borrower of such event;

         (ii)     such Advance shall not be made; and

         (iii) if the Bank so requires, within five days of such notification the Bank and the Borrower shall enter into negotiations with a view to agreeing a substitute basis for determining the rates of interest which may be applicable to Advances in the future and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on the Borrower and the Bank.

8.       REPAYMENT

         8.1 The Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto, provided that the Borrower shall repay all Advances outstanding hereunder by the Termination Date.

         8.2 The Borrower shall not repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein but, subject to the terms and conditions hereof, shall be entitled to reborrow any amount repaid.


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9.       CANCELLATION

         9.1 The Borrower may, by giving to the Bank not less than thirty days' prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of euro 10,000,000) of the Bank's Commitment to the extent of the Available Facility at the date such notice is given.

         9.2 Any notice of cancellation given by the Borrower pursuant to Clause 9.1 shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

10.      TAXES

         10.1 All payments to be made by the Borrower to the Bank hereunder shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

         10.2 Without prejudice to the provisions of Clause 10.1, if the Bank is required to make any payment on account of tax (not being a tax imposed on the net income of the Facility Office by the jurisdiction in which it is incorporated or in which the Facility Office is located) or otherwise on or in relation to any sum received or receivable by it hereunder (including, without limitation, any sum received or receivable under this Clause 10) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, the Borrower shall, upon demand of the Bank, promptly indemnify the Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

         10.3 If the Bank intends to make a claim pursuant to Clause 10.2, it shall notify the Borrower of the event by reason of which it is entitled to make such claim Provided that nothing herein shall require the Bank to disclose any confidential information relating to the organisation of its affairs.

11.      TAX RECEIPTS

         11.1 If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Bank.

         11.2 If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

12.      INCREASED COSTS

         12.1 If, by reason of (i) any change in law or in its interpretation or administration and/or (ii) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which the Bank or any holding company of the Bank is required to or does maintain capital resources having regard


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                  to such Bank's obligations hereunder and to amounts owing to it hereunder):

                  (a) the Bank or any holding company of the Bank incurs a cost as a result of the Bank's having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances;

                  (b) there is any increase in the cost to the Bank or any holding company of the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances; or

                  (c) the Bank or any holding company of the Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Bank's Facility Office by the jurisdiction in which it is incorporated or in which the Facility Office is located) on or calculated by reference to the amount of the Advances and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Bank, promptly pay to the Bank amounts sufficient to indemnify it or reimburse any such holding company against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the opinion of the Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the opinion of the Bank, attributable to its funding or maintaining Advances) or (4) such liability.


         12.2 If the Bank intends to make a claim pursuant to Clause 12.1, it shall notify the Borrower of the event by reason of which it is entitled to do so Provided that nothing herein shall require the Bank to disclose any confidential information relating to the organisation of its affairs.

         12.3 The Bank shall not be entitled to recover any amounts under this Clause 12 already recovered from the Borrower under Clause 10.

13.      ILLEGALITY

         13.1 If, at any time, it is unlawful (or will become unlawful on a future specified date) for the Bank to make, fund or allow to remain outstanding all or any of the Advances, then the Bank shall, promptly after becoming aware of the same, deliver to the Borrower a certificate to that effect and:

         (i) the Bank shall not thereafter be obliged to make any Advances and the amount of its Commitment shall be immediately reduced to zero; and

         (ii) the Borrower shall on the earlier of such date as the Bank shall specify and the date upon which the relative law or regulation comes into effect, repay each outstanding Advance together with accrued interest thereon and all other amounts owing to the Bank hereunder.

         13.2 If, at any time, it is or becomes unlawful for the Borrower to comply with any or all of its obligations hereunder or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding, then the Bank may by written notice to the Borrower:

         (i)      cancel the Commitment; and

         (ii) require that the Borrower repays all outstanding Advances together with accrued interest thereon and all other amounts owing to the Bank under this Agreement.

                  Any such notice from the Bank will take effect in accordance with its terms.

14.      REPRESENTATIONS

         14.1     The Borrower represents and warrants that:

                  (i) it is a corporation duly organised under the laws of Italy with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken;

                  (ii) under the laws of Italy in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder;

                  (iii) the claims of the Bank against the Borrower under this Agreement will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application;

                  (iv) in any proceedings taken in Italy in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

                  (v) all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding and (c) to make this Agreement admissible in evidence in England have been done, fulfilled and performed;

                  (vi) under the laws of Italy in force at the date hereof, it is not necessary for the enforceability of this Agreement that this Agreement be filed, recorded or enrolled with any court or other authority in Italy or that any stamp, registration or similar tax be paid on or in relation to this Agreement; and

                  (vii) the obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it in accordance with the terms hereof.

         14.2     The Borrower further represents and warrants that:

                  (i) no member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower's knowledge and belief, having made all reasonable enquiry) threatened against any member of the Group for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

                  (ii) no member of the Group is in breach of or in default under any material agreement to which it is a party or which is binding on it or any of its assets;

                  (iii) no investigation or action with a reasonable prospect of success or administrative proceeding of or before any court or agency which (i) could be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of any member of the Group or the ability of the Borrower to perform its obligations hereunder or (ii) purports to affect the legality, validity or enforceability of this Agreement;

                  (iv) the Original Consolidated Financial Statements were prepared in accordance with all applicable laws and accounting principles generally accepted in Italy and consistently applied and were were audited by PriceWaterhouseCoopers;

                  (v) since publication of the Original Consolidated Financial Statements, there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of any member of the Group;

                  (vi) as at the date as of which the Original Consolidated Finance Statements were prepared no member of the Group had any liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against;

                  (vii) all of the written information supplied by any member of the Group to the Bank in connection herewith is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Bank and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to the Borrower;

                  (viii) save as permitted by Clause 17.2(i), no encumbrance exists over all or any of the present or future revenues or assets of any member of the Group;

                  (ix) the execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Group to create any encumbrance over all or any of its present or future revenues or assets; and

                  (x) the execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

                           (a) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

                           (b) conflict with its constitutive documents and rules and regulations; or

                           (c) conflict with any applicable law, regulation or official or judicial order.

         14.3 Each of the representations and warranties constituted in Clauses 14.1 and 14.2 shall survive the execution of this Agreement, are made on the date hereof and shall be deemed to be repeated on the last day of each Interest Period and the first day of each Term with reference in each case to the facts and circumstances then subsisting.

15.      FINANCIAL INFORMATION

         15.1     The Borrower shall:

                  (i) as soon as the same become available, but in any event within 60 days after their approval by a shareholders' meeting of the Borrower, deliver to the Bank the audited consolidated financial statements of the Group for each financial year;

                  (ii) as soon as the same become available, but in any event within 60 days after the approval by the board of directors of the Borrower, deliver to the Bank the consolidated financial statements of the Group for each half of each of its financial years; and

                  (iii) from time to time on the request of the Bank, furnish the Bank with such information about the business and financial condition of the Group as the Bank may reasonably require.

         15.2     The Borrower shall ensure that:

                  (i) each set of financial statements delivered by it pursuant to Clause 15.1 is prepared on the same basis and in accordance with all applicable laws and with the same accounting principles as were used in the preparation of the Original Consolidated Financial Statements and in accordance with accounting principles generally accepted in Italy and consistently applied; and

                  (ii) each set of financial statements delivered by it pursuant to paragraph (i) of Clause 15.1 has been audited by auditors of international repute.

16.      [INTENTIONALLY LEFT BLANK]

17.      COVENANTS

         17.1     The Borrower shall:

                  (i) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of Italy, and any other applicable jurisdiction to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in England of this Agreement;

                  (ii) procure that each member of the Group maintains insurance's on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such member of the Group whose practice is not to self insure;

                  (iii) after the delivery of any Notice of Drawdown and before the proposed making of the Advance requested therein, notify the Bank of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clause 14 being untrue at or before the time of the proposed making of such Advance;

                  (iv) promptly inform the Bank of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Bank, confirm to the Bank that, save as previously notified to the Bank or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred;

                  (v) ensure that at all times the claims of the Bank against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application; and

                  (vi) comply with and procure that each other member of the Group complies with all applicable laws (including, without limitation, environmental laws).

         17.2 The Borrower shall ensure that no member of the Group shall, without the prior written consent of the Bank (not to be unreasonably withheld or delayed):

                  (i) create or permit to subsist any encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance;

                  (ii) make any loans, grant any credit or give any guarantee or indemnity (save in any case in the ordinary course of business, provided that the Borrower may not give any guarantee or indemnity in respect of the NewCo Facility) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person; or

                  (iii) (disregarding sales of stock in the ordinary course of trade) sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part (the book value of which is five per cent or more of the book value of the whole) of its revenues or its assets, save where such disposal is either:

                           (1) of obsolete assets sold at market value on arms length terms;

                           (2) of assets disposed of on arms length terms at market value where the proceeds of sale are applied in or towards the acquisition of substantially similar assets;

                           (3) a disposal which has been announced by the Borrower before the date of this Agreement ("announced disposals") or of other assets where the aggregate book value of all assets disposed of under this sub-paragraph (3) does not exceed the aggregate book value of the assets the subject of the announced disposals;

                           (4) a disposal (not being a disposal covered by the previous provisions of this paragraph
                                    (iii)) of assets on arms length terms at market value where the aggregate book value of such assets disposed of over the life of the Facility does not exceed 10% of the gross assets of the Group as shown in the Original Consolidated Financial Statements.

         17.3 If the Borrower has or incurs any indebtedness for borrowed money secured by an encumbrance or any of the Borrower's subsidiaries shall have or incur any indebtedness for borrowed money, other than:

                  (a) indebtedness for borrowed money of any person acquired by a member of the Group under arrangements in existence at the date of acquisition, provided those arrangements are not entered into in contemplation of the acquisition and the amount available to be borrowed thereunder is not subsequently increased;

                  (b) any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

                  (c) indebtedness of NewCo and its subsidiaries under the NewCo Facility in an aggregate principal amount not exceeding euro 3,500,000,000; and

                  (d) any indebtedness for borrowed money in addition to that specified in paragraphs (a)-(c) above, in an aggregate principal amount not exceeding euro 2,000,000,000,

                  then the Borrower will promptly notify the Bank. Following notice under this Clause 17.3, the Bank may, by notice to the Borrower, cancel the Commitment and require that the Borrower repays all outstanding Advances together with all accrued interest thereon and all other amounts owing to the Bank under this Agreement. Any such notice from the Bank will take effect in accordance with its terms.

         17.4 The Borrower shall not enter into any amalgamation, demerger, merger or reconstruction otherwise than under a transaction agreed by the Bank unless it notifies the Bank in writing of the relevant transaction on or immediately after its official announcement or, if earlier, its consummation. Following notice under this Clause 17.4, the Bank may by notice to the Borrower, cancel the Commitment and require that the Borrower repays all outstanding Advances together with all accrued interest thereon and all other amounts owing to the Bank under this Agreement. Any such notice from the Bank will take effect in accordance with its terms.

18.      EVENTS OF DEFAULT

         18.1     If:

                  (i) the Borrower fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein; or

                  (ii) any representation or statement made or deemed to be made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed to have been made; or

                  (iii) the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of Clauses 15, 16 or 17; or

                  (iv) the Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement or the syndication letter referred to in paragraph 8 of the First Schedule and (if capable of remedy) such failure is not remedied within fourteen days after the Bank has given notice thereof to the Borrower; or

                  (v) any indebtedness for borrowed money of any member of the Group in an aggregate amount of euro 100,000,000 or more is not paid within fourteen days of the original due date or any such indebtedness for borrowed money of any member of the Group is declared to be due and payable prior to its specified maturity by reason of the occurrence of a default or a mandatory prepayment event (howsoever described), provided that it will not be an Event of Default under this paragraph (v) if the relevant member of the Group is contesting its liability to pay the relevant amount in good faith and by appropriate proceedings; or

                  (vi) any Material Member of the Group is, by reason of financial difficulties, unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

                  (vii) any Material Member of the Group takes any corporate action or other steps (other than frivolous or vexatious steps with no reasonable prospect of success) are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets; or

                  (viii) any execution or distress is levied against, or an encumbrance takes possession of the whole or any material part of, the property, undertaking or assets of any Material Member of the Group; or

                  (ix) there is any substantial change to the overall business line of the Group other than by reason of the Olivetti Acquisition; or

                  (x) any person or group of persons acting in concert gain control of the Borrower, where:

                           (1) "control" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

                           (2) "acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal); or

                  (xi) any event or series of events occurs which has had or will have a materially adverse effect on the business, condition (financial or otherwise) or results of operations of the Group or on the ability of the Borrower to comply with any of its obligations hereunder; or

                  (xii) the Borrower or any other person commences proceedings or takes any other action challenging the validity of any of its obligations or any of the Bank's rights hereunder,

                  then, and in any such case and at any time thereafter, the Bank may by written notice to the Borrower:

                  (a) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Bank; and/or

                  (b) declare that the Bank's Commitment shall be cancelled, whereupon the same shall be reduced to zero.

         18.2 If, pursuant to Clause 18.1, the Bank declares the Advances to be due and payable on demand of the Bank, then, and at any time thereafter, the Bank may by written notice to the Borrower call for repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

         18.3 If, pursuant to Clause 18.1(a), the Bank declares the Advances to be due and payable on demand, the Term in respect of any such Advance shall, if the Bank subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 19.4) to be of such length that it ends on the date that such demand is made.

19.      DEFAULT INTEREST AND INDEMNITY

         19.1 If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 21 or if any sum due and payable by the Borrower under any judgement of any court in connection herewith is not paid on the date of such judgement, the period beginning on such due date or, as the case may be, the date of such judgement and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 19) be selected by the Bank.

         19.2 During each such period relating thereto as is mentioned in Clause 19.1 an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of one per cent, the Margin and EURIBOR on the Quotation Date therefor Provided that:

                  (i) if, for any such period, EURIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the sum from time to time of one per cent, the Margin and the rate per annum equal to the cost to the Bank of funding such unpaid sum for such period from whatever source it may select; and

                  (ii) if such unpaid sum is all or part of an Advance which become due and payable on a day other than the last day of the Term thereof, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Term and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent the rate which would have been applicable to it had it not so fallen due.

         19.3 Any interest which shall have accrued under Clause 19.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other date or dates as the Bank may specify by written notice to the Borrower.

         19.4 If the Bank received or recovers all or any part of an Advance otherwise than on the last day of the Term thereof, the Borrower shall pay to the Bank on demand an amount equal to the amount (if any) by which (i) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (ii) the amount of interest which in the opinion of the Bank would have been payable to the Bank on the last day of the Term thereof in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of the applicable Term.

         19.5     The Borrower undertakes to indemnify the Bank against:

                  (i) any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement;

                  (ii) any loss it may suffer as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 21; and

                  (iii) any loss it may suffer as a result of its funding an Advance requested by the Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof.

         19.6 Any unpaid sum shall (for the purposes of this Clause 19, Clause 12.1 and the Fourth Schedule) be treated as an advance and accordingly in this Clause 19 and Clause 12.1 the term "Advance" includes any unpaid sum and "Term", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 19.1.

20.      CURRENCY OF ACCOUNT AND PAYMENT

         20.1 Euro is the currency of account and payment for each and every sum at any time due from the Borrower hereunder.

         20.2 If any sum due from the Borrower under this Agreement or any order or judgement given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgement into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower,
                  (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation hereto, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof.

21.      PAYMENTS

         21.1 On each date on which this Agreement requires an amount to be paid by the Borrower, the Borrower shall pay the same in immediately available, freely transferable, cleared funds to such account as the Bank may from time to time notify to the Borrower for settlement of payments in the relative currency.

         21.2 All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

22.      [INTENTIONALLY LEFT BLANK]

23.      FEES

         23.1 The Borrower shall pay to the Bank a commitment commission on the amount of the Available Facility from day to day during the period beginning on the date hereof and ending on the last day of the Commitment Period, such commitment commission to be calculated at the rate of 0.05 per cent. per annum and payable in arrears on the last day of each successive period of three months which ends during such period and on the last day of the Commitment Period.

         23.2 The Borrower shall pay to the Bank fees on the dates and in the amounts specified in the letter dated on or about the date hereof and designated as the "Fees Letter".

24.      COSTS AND EXPENSES

         24.1 The Borrower, from time to time on demand of the Bank, shall reimburse the Bank for all costs and expenses (including legal fees) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated.

         24.2 The Borrower shall, from time to time on demand of the Bank, reimburse the Bank for all costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement.

         24.3 The Borrower shall pay all stamp, registration and other taxes to which this Agreement or any judgement given in connection herewith is or at any time may be subject and shall, from time to time on demand, indemnify the Bank against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

25.      BENEFIT OF AGREEMENT

         This Agreement shall be binding upon and ensure to the benefit of each party hereto and its or any subsequent successors and assigns.

26.      ASSIGNMENTS

         26.1 The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

         26.2 The Bank may, with the prior consent of the Borrower, at any time assign or otherwise transfer all or any of its rights and benefits hereunder. The Borrower shall not unreasonably withhold or delay its consent and shall be deemed to have given its consent five business days after the Bank's written request for consent unless it is expressly refused within that time.

         26.3 If the Bank wishes to transfer all or any of its rights, benefits, and/or obligations hereunder as contemplated in Clause 26.2, then such transfer may be effected by the delivery to the Borrower of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in a transfer certificate substantially in the form displayed in the Fourth Schedule and the fifth business day after the date of delivery of such Transfer Certificate to the Borrower:

                  (i) to the extent that in such Transfer Certificate the Bank seeks to transfer its rights and obligations hereunder, the Borrower and the Bank shall be released from further obligations towards one another hereunder and their respective rights against one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 26.3 as "discharged rights and obligations");

                  (ii) each of the Borrower and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Borrower and such Transferee have assumed and/or acquired the same in place of such Borrower and the Bank; and

                  (iii) the Transferee and the Borrower shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank the rights and/or obligations acquired or assumed by it as a result of such transfer.

         26.4 No additional amount shall be payable by the Borrower under Clause 11.2 (Tax Receipts) to any Transferee located outside Italy and which will perform its obligations under this Agreement.

27.      DISCLOSURE OF INFORMATION

         The Bank may disclose to any actual or potential assignee or to any person who may otherwise enter into contractual relations with the Bank in relation to this Agreement such information about the Borrower and the Group as the Bank shall consider appropriate.

28.      CALCULATIONS AND EVIDENCE OF DEBT

         28.1 Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of:


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
                  (a)      a year of 360 days; and

                  (b)      the actual number of days elapsed.

         28.2 The Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, the entries made in such accounts shall (in the absence of manifest error) be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

         28.3 A certificate of the Bank as to (i) the amount by which a sum payable to it hereunder is to be increased under Clause 10.1 or (ii) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 10.2 or 12.1 shall, in the absence of manifest error, be conclusive for the purposes of this Agreement.

29.      ROLE OF THE ARRANGER

         29.1 The Arranger has no obligations of any kind to the parties under this Agreement and is not responsible to the Bank for the adequacy, accuracy or completeness of this Agreement or any statement or information (whether written or oral) made in or supplied in connection with this Agreement.

         29.2     The Arranger may:

                  (a) carry on business with the Borrower or its related entities; and

                  (b) retain any profits or remuneration it receives under this Agreement (or in connection with this Agreement) or in relation to any other business it carries on with the Borrower or its related entities.

30.      REMEDIES AND WAIVERS

         No failure by the Bank to exercise, nor any delay by the Bank in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

31.      PARTIAL INVALIDITY

         If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

32.      NOTICES

         32.1 Each communication to be made hereunder shall be made in writing but, unless otherwise stated and subject to Clause 32.3, may be made by telex, fax or letter.

         32.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the other specified another address) be made or delivered (in English, marked for the attention of the correct person and in legible form) to that other person at the address identified with its signature below (or in the case of a transferee bank, at the end of the Transfer Certificate to which it is a party as transferee bank) and shall be deemed to have been made or delivered when despatched by facsimile (provided such facsimile is correctly addressed and a confirmation report confirming completed transmission to the correct facsimile number is received at the transmitting terminal) or by tested telex (confirmed by the recipient's answerback message) or (in the case of any communication made by letter) when received by the relevant party.

         32.3 Each communication made by fax hereunder is to be confirmed in writing on the same day as the relative fax communication shall have been made. No facsimile message received shall be invalidated by failure by either party to give such written confirmation.

33.      EUROPEAN MONETARY UNION

         33.1 In this Clause 33 and in each other provision of this Agreement to which reference is made in this Clause 33 expressly or impliedly, the following terms have the meanings given to them in this Clause 33:

                  "EMU" means Economic and Monetary Union as contemplated in the Treaty on European Union;

                  "EMU LEGISLATION" means legislative measures of the European Council for the introduction of, changeover to or operation of European Economic and Monetary Union;

                  "EURO" means the single currency of participating member states of the European Union;

                  "EURO UNIT" means the currency unit of the euro;

                  "NATIONAL CURRENCY UNIT" means the unit of currency (other than a euro unit) of a participating member state;

                  "PARTICIPATING MEMBER STATE" means each state so described in any EMU regulation; and

                  "TREATY ON EUROPEAN UNION" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 1 February 1992 and came into force on 1 November 1993), as amended from time to time.


         33.2 If any Advance would, but for this provision, be capable of being made either in the euro or in a national currency unit, such Advance shall be made in the euro.

         33.3 Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation, each reference in this Agreement to a fixed amount or fixed amounts in a national currency unit to be paid to or by the Bank shall be replaced by a reference to such comparable and convenient fixed amount or fixed amounts in the euro unit as the Bank may from time to time specify; and

         33.4 The Borrower shall, from time to time on demand of the Bank, pay to the Bank for the account of the Bank the amount of any cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or of interest or other return foregone by, the Bank or any holding company of the Bank as a result of the introduction of, changeover to or operation of the euro in any participating member state (including, but not limited to, any reserve asset requirements of any European Central Bank) other than any such cost or reduction or amount foregone reflected in the Associated Costs Rate.

34.      LANGUAGE

         Any notice given in connection with this Agreement must be in English and any other document provided in connection with this Agreement must be in English or (unless the Bank otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

35.      GOVERNING LAW

         This Agreement is governed by English law.

36.      ENFORCEMENT

         36.1 The English courts have exclusive jurisdiction to settle any dispute in connection with this Agreement and any other agreement in connection with this Agreement and are the most appropriate and convenient courts to settle any such dispute.

         36.2 This Clause is for the benefit of the Bank only. To the extent allowed by law, the Bank may take proceedings in any other court and concurrent proceedings in any number of jurisdictions.

         36.3 The Borrower appoints Pirelli International Limited of 15 Grosvenor Street, London W1K 4QZ as its agent under this Agreement (and any related agreement) for service of process in any proceedings before the English courts. If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrower must immediately appoint another agent on terms acceptable to the Bank. Failing this, the Bank may appoint another agent for this purpose. The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings. This Clause does not affect any other method of service allowed by law.

         36.4     The Borrower irrevocably and unconditionally:

                  (a) agrees not to claim any immunity from proceedings brought by the Bank against it in relation to this Agreement (and any related agreement) and to ensure that no such claim is made on its behalf;

                  (b) consents generally to the giving of any relief or the issue of any process in connection with proceedings described under paragraph (a) above; and

                  (c) waives all rights of immunity in respect of it or its assets.

37.      COUNTERPARTS

         The Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                               THE FIRST SCHEDULE

                         CONDITIONS PRECEDENT DOCUMENTS

BORROWER

1.         A copy of the constitutional documents of the Borrower.

2. A copy of a resolution of the board of directors of the Borrower covering the Borrower's entry into this Agreement and related documents.

3. A specimen of the signature of each person authorised on behalf of the Borrower to execute all witness the execution of this Agreement or to sign or send any document or notice in connection with this Agreement.

4. A certificate of an authorised signatory of the Borrower certifying that each copy document specified in this First Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5. Evidence that the agent of the Borrower under this Agreement for service of process in England and Wales has accepted its appointment

LEGAL OPINIONS

6. A legal opinion of Allen & Overy, Milan, legal advisers in Italy to the Arranger and the Bank.

7. A legal opinion of Allen & Overy, London, legal advisers in England to the Arranger and the Bank.

OTHER DOCUMENTS AND EVIDENCE

8. The Fees Letter and a syndication letter in form and substance acceptable to the Arranger and the Bank duly executed by the Borrower.

                               THE SECOND SCHEDULE

                               NOTICE OF DRAWDOWN




FROM:         PIRELLI S.P.A


TO:           CITIBANK, N.A. (MILAN BRANCH)


DATED:



Dear Sirs,

1. We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 9th August, 2001 and made between ourselves as borrower and yourselves as lender. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to us as follows:-

           (i)       Amount          _____________________________________

           (ii)      Drawdown Date   _____________________________________

           (iii)     Term            _____________________________________

           (iv)      Currency        _____________________________________

3. We confirm that, at the date hereof, the representations set out in Clause 14 of the Facility Agreement are true and no Event of Default or Potential Event of Default has occurred.

4. The proceeds of this drawdown should be credited to [account details].


Yours faithfully,


----------------------------
for and on behalf of
Pirelli S.p.A

                                 THIRD SCHEDULE

                          FORM OF TRANSFER CERTIFICATE

To:

                              TRANSFER CERTIFICATE

Relating to the agreement (as from time to time amended, varied, novated or supplemented, ("the Facility Agreement") dated 9th August, 2001 whereby, a credit was made available to Pirelli S.p.A. (the "Borrower").

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2. The Bank (i) confirms that the details in the schedule hereto under the heading "Bank's Commitment" and/or "Advance(s)" accurately summarises its Commitment and/or as the case may be, its participation in, and the Term and Repayment Date of one or more of existing Advances and (ii) requests the Transferee to accept the transfer to the transferee of the portion specified in the schedule hereto of, as the case may be its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Borrower at its address specified in the Facility Agreement.

3. The Transferee hereby requests the Borrower to accept this Transfer Certificate as being delivered to the Borrower pursuant to and for the purposes of Clause 26.3 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee warrants that it has received a copy of the Facility Agreement together with such other information as it has required in connection with the transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement or any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

5. The Transferee hereby undertakes with the Bank and the Borrower that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Borrower and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to
           (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by any party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) and (ii) above.

8. The Transfer Certificate and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with English Law.


                                  THE SCHEDULE

1.         Bank:

2.         Transferee:

3.         Transfer Date:

4.         Commitment:


Amount of                   Term and
Bank's Participation        Repayment Dates          Portion Transferred





[Transferor Bank]                                    [Transferee Bank]

By:                                                  By:

Date:                                                Date:

                                                     Facility Office:

                                                     Attention:

                                                     Telex:

                                                     Answerback:

                                                     Fax:

THE BORROWER


SIGNED BY: _____________________                              Address:             Viale Sarca, 222
                                                                                   20126 Milano, Italy
                     duly authorised signatory for            Fax:                 0039 02 64422461
                     and on behalf of PIRELLI S.P.A.          Attention:           Mrs Silvia Gironi


THE BANK

SIGNED BY: _____________________                              Address:             Foro Buonaparte 16
                                                                                   20121 Milan
                                                                                   Italy
                     duly authorised signatory for            Fax:                 0039 02 864 74860
                     and on behalf of CITIBANK, N.A.          Telex:               310227 CITBKA I
                                                              Attention:           Andrea Grandi


THE ARRANGER

SIGNED BY: _____________________                              Address:             33 Canada Square,
                                                                                   Canary Wharf
                                                                                   London  E14 5LB
                                                                                   England
                     duly authorised signatory for
                     and on behalf of
                     SALOMON BROTHERS INTERNATIONAL LIMITED





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